Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Nos. 333-215549, 333-206270, 333-197520, 333-161262, 333-147344, 333-34788, 333-53875, 333-69550, 333-106901, 333-127244, 333-176145, 333-177836, 333-187616 and 333-226694) on Form S-8 and Registration Statements (Nos. 333-215551, 333-213070, 333-224200 and 333-233470) on Form S-3 of Qumu Corporation and its subsidiaries of our report dated March 6, 2020, relating to the consolidated financial statements of Qumu Corporation and its subsidiaries, appearing in this Annual Report on Form 10-K of Qumu Corporation for the year ended December 31, 2019.

/s/ RSM US LLP

Minneapolis, Minnesota
March 6, 2020